FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity School Street Trust

Series Number	1
Fund	Fidelity Intermediate Municipal Income Fund
Trade Date	12/09/09
Settle Date	12/22/09
Security Name	NYC NY E 5% 8/1/16
CUSIP	64966HSB7
Price	113.44
Transaction Value	$5,672,150
Aggregate Offering Value	$486,745,000
% of Offering	1.03%
Underwriter Purchased From	Citigroup Global Markets Inc.
Underwriting Members: (1)	Citigroup Global Markets Inc.
Underwriting Members: (2)	J.P. Morgan Securities Inc.
Underwriting Members: (3)	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Underwriting Members: (4)	Morgan Stanley & Co. Inc.
Underwriting Members: (5)	Siebert Brandford Shank & Co., LLC
Underwriting Members: (6)	Barclays Capital
Underwriting Members: (7)	M.R. Beal & Company
Underwriting Members: (8)	Fidelity Capital Markets
Underwriting Members: (9)	Goldman, Sachs & Co.
Underwriting Members: (10)	Jefferies & Company
Underwriting Members: (11)	Loop Capital Markets, LLC
Underwriting Members: (12)	Ramirez & Co., Inc.
Underwriting Members: (13)	Rice Financial Products Company
Underwriting Members: (14)	Roosevelt & Cross Incorporated
Underwriting Members: (15)	Southwest Securities, Inc.
Underwriting Members: (16)	Wachovia Bank, National Association
Underwriting Members: (17)	Cabrera Capital Markets, Inc.
Underwriting Members: (18)	Jackson Securities
Underwriting Members: (19)	Janney Montgomery Scott LLC
Underwriting Members: (20)	Lebenthal & Co., LLC
Underwriting Members: (21)	MFR Securities, Inc.
Underwriting Members: (22)	Morgan Keegan & Company, Inc.
Underwriting Members: (23)	Raymond James & Associates, Inc.
Underwriting Members: (24)	RBC Capital Markets
Underwriting Members: (25)	TD Securities